Exhibit 99.1

Dr. Paula A. Johnson Joins Abiomed Board of Directors

DANVERS, Mass., April 28, 2021 – Abiomed (NASDAQ: ABMD) announces the appointment of Paula A. Johnson, MD, MPH, to the Abiomed Board of Directors, effective immediately. Dr. Johnson will serve as a member of the Governance and Nominating Committee of the board. Following the appointment of Dr. Johnson, the board now comprises nine active directors.

“Dr. Johnson is known internationally as a leading expert in healthcare, medical research and health policy, especially for her work advancing the health of women,” said Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed. “She is a visionary physician-researcher who will provide sound guidance as Abiomed builds the field of heart and lung recovery, advances the standard of care and improves outcomes for patients.”

“Abiomed’s dedication to putting patients first and commitment to improving patient outcomes aligns closely with my own convictions,” said Dr. Johnson. "I’m looking forward to joining the board of directors and helping Abiomed bring advanced medical technology to even more patients around the world.”

Dr. Johnson is a cardiologist and the 14th president of Wellesley College. Previously, she was the founder and inaugural executive director of the Connors Center for Women’s Health and Gender Biology and was chief of the Division of Women’s Health at Brigham and Women’s Hospital in Boston, where she led research dedicated to furthering knowledge of the biological differences between women and men when treating disease. She also served as a professor of medicine at Harvard Medical School and a professor of epidemiology at the Harvard T.H. Chan School of Public Health. Dr. Johnson is an elected member of the American Academy of Arts and Sciences and the National Academy of Medicine. She has been recognized as a national leader in medicine by the National Library of Medicine, and has received numerous awards and honorary degrees for her contributions to science, medicine and public health. Dr. Johnson received her AB, MD and MPH degrees from Harvard University and trained in internal medicine and cardiovascular medicine at Brigham and Women’s Hospital.

“Dr. Johnson’s appointment reflects Abiomed’s commitment to ensuring that we have leading experts with a broad mix of skills and viewpoints on the board,” said Dorothy E. Puhy, Lead Independent Director of the Abiomed Board of Directors and former executive vice president, chief operating officer and assistant treasurer of Dana Farber Cancer Institute. “Her experience and perspective as a cardiologist, researcher and advocate for improving the health of women will be invaluable as Abiomed enters its next phase of growth.”

ABOUT ABIOMED

Based in Danvers, Massachusetts, USA, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support and oxygenation. Our products are designed to enable the heart to rest by improving blood flow and/or provide sufficient oxygenation to those in respiratory failure. For additional information, please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties such as those described in Abiomed's periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

For further information please contact:

Investor Contact:	Media Contact:
Todd Trapp	Sarah Lima
Vice President and Chief Financial Officer	Communications Manager
978-646-1680	978-882-8211
ttrapp@abiomed.com	slima@abiomed.com